                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                              [Amendment No.   ]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                         JEAN PHILIPPE FRAGRANCES, INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                        JEAN PHILIPPE FRAGRANCES, INC.
                               551 FIFTH AVENUE
                           NEW YORK, NEW YORK 10176
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                TO BE HELD ON
                                 JULY 9, 1996

TO THE STOCKHOLDERS:

   Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Jean Philippe Fragrances, Inc. (the "Company") has been called for and will be held at 10:00 A.M., New York City Time, on July 9, 1996, at the offices of the Company, 551 Fifth Avenue, New York, New York 10176 for the following purposes:


       1. To elect a Board of Directors consisting of five (5) directors to hold office until the next Annual Meeting and until their successors shall have been elected and qualify;
       2. To ratify the appointment by the Board of Directors of Richard A. Eisner & Company, to serve as the independent certified public accountants for the current fiscal year; and
       3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on June 7, 1996 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company's offices at 551 Fifth Avenue, New York, New York 10176, for ten (10) days prior to July 9, 1996.



                                            By Order of the Board of Directors
                                                            Joseph A. Caccamo,
                                                                     Secretary

Dated: June 7, 1996

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                        JEAN PHILIPPE FRAGRANCES, INC.
                               PROXY STATEMENT
                                   GENERAL

   This proxy statement is furnished by the Board of Directors of Jean Philippe Fragrances, Inc., a Delaware corporation (the "Company"), with offices located at 551 Fifth Avenue, New York, New York 10176, in connection with the solicitation of proxies to be used at the annual meeting of stockholders of the Company to be held on July 9, 1996 and at any adjournments thereof (the "Annual Meeting"). This proxy statement will be mailed to stockholders beginning approximately June 7, 1996. If a proxy in the accompanying form is properly executed and returned, the shares represented thereby will be voted as instructed on the proxy. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, or by a stockholder voting in person at the Annual Meeting.

   All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are indicated, proxies will be voted FOR the election of five (5) directors; and FOR the ratification of the selection by the Board of Directors of Richard A. Eisner & Company, as the independent certified public accountants of the Company.

   A copy of the annual report of the Company for fiscal year ended December 31, 1995, which contains financial statements audited by the Company's independent certified public accountants, accompanies this proxy statement.

   The cost of preparing, assembling and mailing this notice of meeting, proxy statement, proxy and the enclosed annual report will be borne by the Company. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph, or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

                            VOTING SECURITIES AND
                          PRINCIPAL HOLDERS THEREOF

   The Board of Directors has fixed the close of business on June 7, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting. Only stockholders on the Record Date will be able to vote at the Annual Meeting.

   As of the Record Date, 9,871,981 shares of the Company's common stock, $.001 par value per share ("Common Stock") are outstanding, and each share will be entitled to one (1) vote, with no shares having cumulative voting rights. Holders of shares of Common Stock are entitled to vote on all matters. Unless otherwise indicated herein, a majority of the votes represented by shares present or represented at the Annual Meeting is required for approval of each matter which will be submitted to stockholders. The Company also has 1,000,000 shares of Preferred Stock, $.001 par value per share authorized, none of which are outstanding.

   Management of the Company has been informed that the affiliates of the Company intend to vote in favor of the proposals contained herein, and therefore, such proposals are likely to pass. Management knows of no business other than those specified in Items 1 and 2 of the Notice of Annual Meeting which will be presented for consideration at the Annual Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

   The following table sets forth information, as of the Record Date with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock:

                                               Amount of         Approximate
            Name and Address                  Beneficial           Percent
          of Beneficial Owner                Ownership(1)          of Class
 --------------------------------------      --------------      -------------
Jean Madar  ...........................       3,363,736(2)           32.1%
 c/o Inter Parfums, S.A.  .............
 4, Rond Point Des Champs Elysees  ....
 75008 Paris, France  .................
Philippe Benacin  .....................       2,931,736(3)           28.0%
 c/o Inter Parfums, S.A.  .............
 4, Rond Point Des Champs Elysees  ....
 75008 Paris, France  .................
FMR Corp., Fidelity Management &  .....         605,000(4)            6.1%
 Research Company and Fidelity  .......
 Low-Priced Stock Fund  ...............
 82 Devonshire Street, Boston, MA 02109.

- ------
(1) All shares of Common Stock are directly held unless otherwise stated.

(2) Consists of 2,768,049 shares held directly and options to purchase 595,687 shares of Common Stock.

(3) Consists of 2,318,049 shares held directly and options to purchase 613,687 shares of Common Stock.

(4) Information is derived forth in a Schedule 13G dated February 14, 1996 of Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., FMR Corp. and Fidelity Low-Price Stock Fund ("Fidelity Fund"). Fidelity is a registered investment advisor to various investment companies, including Fidelity Fund, which is listed as a beneficial owner. Edward C. Johnson, 3rd, and members of his family are control persons of FMR and therefore also listed as beneficial owners of the 605,000 shares of common stock or the Company.

                               PROPOSAL NO. 1:
                            ELECTION OF DIRECTORS
GENERAL

   The members of the Board of Directors are each elected for a one-year term or until their successors are elected and qualify with a plurality of votes cast in favor of their election. The Board of Directors consisted of five (5) persons during the fiscal year ended December 31, 1995 ("Fiscal 1995") and five (5) nominees for the Board are put forth before the stockholders for the 1996 Annual Meeting.

   The present directors who are all up for re-election, were elected by the stockholders at the Company's last annual meeting of stockholders held in July 1995.

   The directors will serve until the next annual meeting of stockholders and thereafter until their successors shall have been elected and qualified. With the exception of Mr. Benacin, the officers are elected annually by the directors and serve at the discretion of the board of directors. See "Executive Compensation--Employment Agreements". There are no family relationships between executive officers or directors of the Company.

   Messrs. Jean Madar, Philippe Benacin, Russell Greenberg, Francois Heilbronn and Joseph A. Caccamo are nominees for election as directors. Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of the nominees named above as directors. If any nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

BOARD OF DIRECTORS

   The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Although certain directors are not involved in day-to-day operating details, members of the Board are kept informed of the Company's business by various reports and documents made available to them. The Board of Directors held thirteen
(13) meetings, including meetings of committees of the full Board (or executed consents in lieu thereof) in Fiscal 1995, and all of the directors attended at least 75% of the meetings of the Board and committee meetings of which they were a member. The Board of Directors has the following standing committees: audit committee (to review the results of the audits performed by the Company's independent accountants, as well as reviewing recommendations, if any, made by the independent accountants), the stock option committee (to administer the Company's stock option plans) and the executive compensation committee, which oversees the compensation of executives of the Company. During Fiscal 1995, the stock option committee consisted of Messrs. Heilbronn and Caccamo; the Audit Committee consisted of Mr. Caccamo; and the Executive Compensation Committee consisted of Messrs. Heilbronn and Caccamo.

   In Fiscal 1995, the stock option committee held two (2) meetings (or executed consents in lieu thereof), but the audit committee did not hold any formal meetings. However, Mr. Caccamo, on behalf of audit committee, met with the Company's independent certified public accountants to discuss the process and results of the audit. Additionally in Fiscal 1995, the executive compensation committee held three (3) meetings. See "Compensation Committee Interlocks and Insider Participation" and "Report on Executive Compensation," infra.

   The following table sets forth information, as of the Record Date with respect to the beneficial ownership of the Company's Common Stock by the executive officers and directors of the Company and the directors and officers of the Company as a group:

                                            Amount of            Approximate
          Name and Address                  Beneficial             Percent
        of Beneficial Owner                Ownership(5)           of Class
 ----------------------------------       ---------------       --------------
Jean Madar  .......................        3,363,736(6)           32.1%
c/o Inter Parfums, S.A.  ..........
4, Rond Point Des Champs Elysees  .
75008 Paris, France  ..............
Philippe Benacin  .................        2,931,736(7)           28.0%
c/o Inter Parfums, S.A.  ..........
4, Rond Point Des Champs Elysees  .
75008 Paris, France  ..............
Russell Greenberg  ................           33,000(8)         Less than 1%
c/o Jean Philippe Fragrances, Inc. .
551 Fifth Avenue  .................
New York, NY 10176  ...............
Francois Heilbronn  ...............            8,500(9)         Less than 1%
12 Rue Pierre Leroux  .............
75007 Paris, France  ..............

                                            Amount of            Approximate
          Name and Address                  Beneficial             Percent
        of Beneficial Owner                Ownership(5)           of Class
 ----------------------------------       ---------------       --------------
Bruce Elbilia  ....................          48,000(10)         Less than 1%
c/o Jean Philippe Fragrances, Inc. .
551 Fifth Avenue  .................
New York, NY 10176  ...............
Wayne C. Hamerling  ...............          46,000(11)         Less than 1%
c/o Jean Philippe Fragrances, Inc. .
551 Fifth Avenue  .................
New York, NY 10176  ...............
Joseph A. Caccamo  ................          18,500(12)         Less than 1%
666 Third Avenue-18th fl.  ........
New York, NY 10017- 4011  .........
Terrence H. Augenbraun  ...........          24,334(13)         Less than 1%
c/o Jean Philippe Fragrances, Inc. .
551 Fifth Avenue  .................
New York, NY 10176  ...............
Jaime Resnik  .....................          20,500(14)         Less than 1%
c/o Jean Philippe Fragrances, Inc. .
551 Fifth Avenue  .................
New York, NY 10176  ...............
All Directors and Officers  .......       6,493,306(15)           57.8%
as a Group (9 Persons) ............

- ------
(5)  All shares of Common Stock are directly held unless otherwise stated.

(6) Consists of 2,768,049 shares held directly and options to purchase 595,687 shares of Common Stock.

(7) Consists of 2,318,049 shares held directly and options to purchase 613,687 shares of Common Stock.

(8)  Consists of options to purchase shares of Common Stock.

(9) Consists of 4,500 shares held directly and options to purchase 4,000 shares of Common Stock.

(10) Consists of 12,000 shares held directly and options to purchase 36,000 shares of Common Stock.


(11) Consists of 10,000 shares held directly and options to purchase 36,000 shares of Common Stock.


(12) Consists of options to purchase shares of Common Stock.

(13) Consists of 1,334 shares held directly and options to purchase 23,000 shares of Common Stock.

(14) Consists of options to purchase shares of Common Stock.


(15) Consists of 5,112,932 shares held directly and options to purchase 1,380,374 shares of Common Stock.

   The following sets forth biographical information as to the business experience of each nominee for director, and for executive officers, for at least the past five (5) years.

 JEAN MADAR

   Jean Madar, age 35, a Director, has been the Chairman of the Board of Directors (since inception), and a co-founder of the Company with Mr. Benacin. From inception until December 1993 he was the President of the Company; in January 1994 he became Director General of Inter Parfums; and was previously the managing director of Inter Parfums, from September 1983 until June 1985. At Inter Parfums, he had the responsibility of overseeing the marketing operations of its foreign distribution, including market research analysis and actual marketing campaigns. Mr. Madar graduated from The French Higher School of Economic and Commercial Sciences (ESSEC) in 1983.

 PHILIPPE BENACIN

   Mr. Benacin, age 37, a Director, has been the Vice Chairman of the Board since September 1991, and is a co-founder of the Company with Mr. Madar. He was elected the Executive Vice President in September 1991, Senior Vice President in April 1993, and President of the Company in January 1994. In addition, has been the President of Inter Parfums for more than the past five
(5) years. Mr. Benacin graduated from The French Higher School of Economic and Commercial Sciences (ESSEC) in 1983. Mr. Benacin filed a Form 5 in which he indicates that he neglected to file a Form 4 disclosing the exercise of an option and the repurchase of such shares by the Company pursuant to its stock repurchase program.

 RUSSELL GREENBERG

   Mr. Greenberg, age 39, a Director and the Chief Financial Officer, was Vice-President, Finance when he joined the Company in June 1992; became Executive Vice President in April 1993; and was appointed to the Board of Directors in February 1995. He is a certified public accountant licensed in the State of New York, and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Since graduating from The Ohio State University in 1980, he has been employed in public accounting. From July 1987 through June 1992, he was employed as a manager with Richard A. Eisner & Company, the independent accountants of the Company.


 FRANCOIS HEILBRONN

   Mr. Heilbronn, age 35, a Director, is a graduate of Harvard Business School with a Master of Business Administration degree and is currently working as a consultant for the firm of M.M. Friedrich, Heilbronn & Fiszer, of which he is a partner. He was formerly employed by The Boston Consulting Group, Inc. from 1986 through 1991 as a management consultant. He graduated from Institut D' Etudes Politiques De Paris in June 1983. From 1984 to 1986, he worked as a financial analyst for Lazard Freres & Co.

 JOSEPH A. CACCAMO

   Mr. Caccamo, age 40, a Director, has been a practicing attorney since 1981. From May 1987 through February 1991, he was an associate of Parker Chapin Flattau & Klimpl, New York City, and from February 1991 through August 1991, he was of counsel to Brandeis, Bernstein & Wasserman, New York City. In September 1991 he founded Joseph A. Caccamo Attorney at Law, P.C., which is counsel to the Company. He is also a director of Hydron Technologies, Inc., a company primarily engaged in the development of cosmetic/personal care products, which has its common stock listed on The Nasdaq Stock Market.

 BRUCE ELBILIA

   Mr. Elbilia, age 36, Executive Vice President, joined the Company in June 1986 as the National Sales Director, and from that time until 1994, he was in charge of the Company's marketing efforts. In 1994 Mr. Elbilia became head of international sales and marketing for the Company's domestic operations, and has expanded the Company's United States export sales to South America, the Middle East and Eastern Europe. Mr. Elbilia received a Bachelor of Business Administration degree, with a major in International Business/Marketing from George Washington University in Washington, D.C., which he attended from 1977-1981.

 WAYNE C. HAMERLING

   Mr. Hamerling, age 39, was Vice-President, Sales, from May 1987 through April 1993, when he became Executive Vice President. Mr. Hamerling has over fifteen (15) years experience in the fragrance and cosmetic business. From 1980 through 1983 he was employed by Rite Aid Drug Stores; from 1983 through 1985, he was the Senior Buyer for Valley Fair Stores, and from 1985 through May 1987, he was the National Sales Manager for Happy Valley Fragrances.

 TERRENCE H. AUGENBRAUN

   Mr. Augenbraun, age 51, who became an Executive Vice President of the Company in June 1994, is in charge of the Company's Premier Fragrances division, which markets name brand fragrances and cosmetics, domestically. Mr. Augenbraun has been in the fragrances and cosmetics business for more than the past five (5) years, and from 1992 through June 1994, he was the manager of the Prince Matchabelli Division of Chesebrough-Ponds. From 1991 to 1992 he was an Executive Vice President of Del Labs, a cosmetics concern in charge of new product marketing. He was formerly the Chief Operating Officer of Lasale 10, a fragrance and cosmetic concern, from 1989 through 1991, and from 1982 through 1989, he was the Vice President of Marketing for the cosmetics group of Chesebrough-Pond's with $160,000,000 in sales.

 JAIME RESNIK

   Mr. Resnik, age 35, became an Executive Vice President in July 1994, and is in charge of operations. He joined the Company in April 1992 as Operations Manager in charge of production and planning. From October 1988 through April 1991, Mr. Resnik was the Licensing Audit Manager for Jordache Enterprises, with responsibility for auditing approximately thirty (30) licensees with sales in excess of $250,000,000. From April 1991 through April 1992, Mr. Resnik was the Director of International Licensing for Jordache Enterprises, with responsibility for overseeing the licensing activities of approximately fifty (50) licensees world wide. Mr. Resnik graduated with honors from the University of Miami in 1983 with a B.A. in management.

EXECUTIVE COMPENSATION

   The following table sets forth a summary of all compensation awarded to, earned by or paid to, the Company's Chief Executive Officer and each of the four (4) most highly compensated executive officers of the Company whose compensation exceeded $100,000 per annum for services rendered in all capacities to the Company and its subsidiaries during fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993:

                          SUMMARY COMPENSATION TABLE

                                             Annual Compensation                        Long Term Awards
                              -------------------------------------------------  ------------------------------
                                                                 Other Annual      Securities
          Name and                                               Compensation      Underlying      All Other
     Principal Position        Year    Salary ($)   Bonus ($)         ($)         Options (#)     Compensation
 --------------------------   ------   ----------    ---------   --------------   ------------   --------------
Jean Madar,(16)
  Chairman of the Board and    1995     175,800        -0-         20,800(17)       100,000           -0-
  Director General of Inter    1994     133,250        -0-        905,225(18)       100,000           -0-
  Parfums                      1993     230,800        -0-            -0-           100,000           -0-
Philippe Benacin,(19)
  Chief Executive Officer,     1995      96,000        -0-        681,200(20)       100,000           -0-
  President and President      1994      81,360        -0-         28,205(21)       100,000           -0-
  of Inter Parfums             1993      78,000        -0-         34,100(22)       100,000           -0-
                               1995     168,000       18,500       56,510(24)         9,000           -0-
Bruce Elbilia,(23)             1994     158,500        3,500       31,124(25)         4,000           -0-
  Executive Vice President     1993     138,000        3,000      740,254(26)         6,500           -0-
Terrence H.                    1995     165,804       28,500      100,000(28)         9,000           -0-
  Augenbraun,(27)              1994      93,876       25,000       58,333(29)        11,334           -0-
  Executive Vice President     1993        NA           NA            NA               NA             NA

                               1995     157,004        3,500       86,974(31)         9,000           -0-
Wayne C. Hamerling,(30)        1994     155,949        3,500       66,106(32)         4,000           -0-
  Executive Vice President     1993     140,639        3,000       52,784(33)         6,500           -0-

- ------
(16) As of December 31, 1995, Mr. Madar held 2,768,049 restricted shares of Common Stock, with an aggregate value of $22,490,398 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $8.125 on December 29, 1995.
(17) Consists of lodging expenses.
(18) Consists of noncash compensation attributable to the difference between the exercise price and the value of certain restricted shares of Common Stock acquired upon the exercise of stock options.
(19) Mr. Benacin was elected President of the Company in January 1994. Compensation figures for Mr. Benacin are approximate, as he is paid in French francs, and conversion into U.S. dollars was made at the average exchange rates prevailing during the respective periods. As of December 31, 1995 Mr. Benacin held 2,318,049 restricted shares of Common Stock, with an aggregate value of $18,834,148 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $8.125 on December 29, 1995.
(20) Consists of noncash compensation of $650,000 attributable to the difference between the exercise price and the value of certain restricted shares of Common Stock acquired upon the exercise of stock options; approximately $2,400 for automobile expenses and $28,800 for lodging expenses.
(21) Consists of approximately $2,170 for automobile expenses and $26,035 for lodging expenses.
(22) Consists of approximately $8,300 for automobile expenses and $25,800 for lodging expenses.
(23) As of December 31, 1995, Mr. Elbilia held 20,000 restricted shares of Common Stock, with an aggregate value of $162,500 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $8.125 on December 29, 1995.
(24) Consists of selling commissions.
(25) Consists of selling commissions.
(26) Consists of selling commissions equal to $22,159 and noncash compensation of $718,095 attributable to the difference between the exercise price and the value of certain restricted shares of Common Stock acquired upon the exercise of stock options.
(27) As of December 31, 1995, Mr. Augenbraun held 1,334 restricted shares of Common Stock, with an aggregate value of $10,839 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $8.125 on December 29, 1995.
(28) Consists of selling commissions.
(29) Consists of selling commissions.
(30) As of December 31, 1995, Mr. Hamerling held 30,000 restricted shares of Common Stock, with an aggregate value of $243,750 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $8.125 on December 29, 1995.
(31) Consists of selling commissions equal to $82,160 and noncash compensation of $4,814 equal to the value of personal use of a Company leased automobile.
(32) Consists of selling commissions equal to $62,749 and noncash compensation of $3,357 equal to the value of personal use of a Company leased automobile.
(33) Consists of selling commissions equal to $41,784; and noncash compensation of $11,000 equal to the value of personal use of a Company leased automobile.

   The following table sets forth certain information relating to stock option grants during Fiscal 1995 to the Company's Chief Executive Officer and each of the four (4) most highly compensated executive officers of the Company whose compensation exceeded $100,000 per annum for services rendered in all capacities to the Company and its subsidiaries during fiscal year ended December 31, 1995:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         Potential Realized
                                                                                              Value at
                                                                                        Assumed Annual Rates
                                                                                              of Stock
                                                                                       Price Appreciation for
                                Individualized Grants                                        Option Term
 ------------------------------------------------------------------------------------  ----------------------
                            Number of       % of Total
                            Securities     Options/SARs     Exercise
                            Underlying      Granted to       or Base                    Five (5%)   Ten (10%)
                             Options       Employees in       Price      Expiration      Percent     Percent
          Name             Granted (#)     Fiscal Year       ($/Sh)         Date           ($)         ($)
 -----------------------   ------------   --------------    ----------   ------------   ---------   ---------
Jean Madar  ............      50,000          15.97          $7.25         1/2/2000      100,152     221,310
Jean Madar  ............      50,000          15.97          $8.625       12/6/2000      119,146     263,282
Philippe Benacin  ......      50,000          15.97          $7.25         1/2/2000      100,152     221,310
Philippe Benacin  ......      50,000          15.97          $8.625       12/6/2000      119,146     263,282
Bruce Elbilia  .........       4,500           1.44          $7.25         1/2/2000        9,014      19,918
Bruce Elbilia  .........       4,500           1.44          $8.625       12/6/2000       10,723      23,695
Wayne Hamerling  .......       4,500           1.44          $7.25         1/2/2000        9,014      19,918
Wayne Hamerling  .......       4,500           1.44          $8.625       12/6/2000       10,723      23,695
Terrence H. Augenbraun .       4,500           1.44          $7.25         1/2/2000        9,014      19,918
Terrence H. Augenbraun .       4,500           1.44          $8.625       12/6/2000       10,723      23,695


   The following table sets forth certain information relating to option exercises effected during Fiscal 1995, and the value of options held as of such date by the Company s Chief Executive Officer and each of the four (4) most highly compensated executive officers of the Company whose compensation exceeded $100,000 per annum for services rendered in all capacities to the Company and its subsidiaries during fiscal year ended December 31, 1995:

                  AGGREGATE OPTION EXERCISES FOR FISCAL 1995
                          AND YEAR END OPTION VALUES

                                                                                             Value(34) of
                                                              Number of Unexercised          Unexercised
                                                             Options at December 31,   In-the-Money Options at
                                                                     1995 (#)           December 31, 1995 ($)
                                                              -----------------------   -----------------------
                           Shares Acquired     Value ($)           Exercisable/              Exercisable/
          Name               on Exercise     Realized (35)        Unexercisable             Unexercisable
 -----------------------   ---------------   -------------    -----------------------   -----------------------
Jean Madar  ............          -0-             NA               595,687/-0-              $629,528/$-0-
Philippe Benacin  ......       75,000          $650,000            613,687/-0-              $699,878/$-0-
Bruce Elbilia  .........          -0-             NA                36,000/-0-              $ 37,310/$-0-
Wayne C. Hamerling  ....        6,000          $ 44,460             36,000/-0-              $ 37,310/$-0-
Terrence H. Augenbraun .          -0-             NA                23,000/-0-              $ 19,688/$-0-

- ------
(34) Total value of unexercised options is based upon the fair market value of the Common Stock as reported by the Nasdaq Stock Market of $8.125 on December 29, 1995.
(35) Value realized in dollars is based upon the difference between the fair market value of the Common Stock on the date of exercise, and the exercise price of the option.

 EMPLOYMENT AGREEMENTS

   As part of the acquisition by the Company of the controlling interest in Inter Parfums in 1991, the Company entered into an employment agreement with Philippe Benacin. The agreement provides that Mr. Benacin will be employed as Vice Chairman of the Board and President and Chief Executive Officer of IP Holdings and its subsidiary, Inter Parfums. The initial term expired on September 2, 1992, and has subsequently been automatically renewed for additional annual periods. The agreement provides for automatic annual renewal terms, unless either party terminates the agreement upon 120 days notice. Mr. Benacin is entitled to receive an annual salary is 600,000ff (approximately US$ 120,000) together with 5,000ff per month (approximately US$1,000) for lodging expenses, both of which are subject to increases in the discretion of the Board of Directors. In addition he is to receive a nonaccountable expense allowance of 1,200ff (approximately US$ 240) per week and reimbursement for all out-of-pocket expenses associated with the acquisition, operation and maintenance of an automobile. The agreement also provides for indemnification and a covenant not to compete for one (1) year after termination of employment.

 COMPENSATION OF DIRECTORS

   Mr. Caccamo receives $500 for each board meeting at which he participates.

   On January 14, 1994, the Board of Directors of the Company adopted, subject to the approval of its stockholders, the 1994 Nonemployee Stock Option Plan (the 1994 Plan). The purpose of the 1994 Plan is to assist the Company in attracting and retaining key directors who are responsible for continuing growth and success of the Company. The 1994 Plan was approved by the stockholders of the Company on July 8, 1994.

   The 1994 Plan provides for the grant of nonqualified stock options to nonemployee directors to purchase an aggregate of 25,000 shares of Common Stock.

   Options to purchase 1,000 shares are granted on each February 1st to all nonemployee directors for as long as each is a nonemployee director on such date, except for Joseph A. Caccamo, who is granted options to purchase 4,000 shares. Further, options to purchase 1,000 shares are to be granted to persons who become nonemployee directors at the time they become nonemployee directors. The exercise price of all options granted or to be granted under the 1994 Plan is to be equal to the fair market value of the Company's Common Stock on the date of grant, and the term of each option shall be for a five
(5) year period, subject to earlier termination as set forth in the 1994
Plan.

   On February 1, 1996, in accordance with the terms of the 1994 Plan, options to purchase 1,000 shares were granted on such date to Francois Heilbronn, and 4,000 shares to nonemployee director, Joseph A. Caccamo, all at the exercise price of $8.0625 per share, the fair market value on the date of grant.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Board of Directors established the Executive Compensation Committee of the Board of Directors (the "Compensation Committee") in July 1993 to oversee all issues of executive compensation, except for the administration of the Company's stock option plans, which are administered by the stock option committee of the Board of Directors.

   In Fiscal 1995, the executive compensation committee held three (3) meetings. In addition, individual committee members did discuss compensation of the Company's executive officers with both the Chairman of the Board and the Chief Financial Officer. The following persons participated in discussions concerning executive compensation during Fiscal 1995, with generally the Chairman of the Board taking the initiative and recom-mending executive compensation levels: Jean Madar, the Chairman of the Board of Directors, Philippe Benacin, a director, Chief Executive Officer, President, President of Inter Parfums, S.A., a subsidiary of the Company, Joseph A. Caccamo, a director and principal of counsel to the Company, and Russell Greenberg, an Executive Vice President, Chief Financial Officer and a director.

                       REPORT ON EXECUTIVE COMPENSATION

 GENERAL

   The Securities and Exchange Commission ("Commission") has adopted rules which require most public companies to provide detailed information regarding compensation and benefits provided to their chief executive officer and to each of the four (4) most highly compensated executive officers, other than the chief executive officer, whose annual base salary and bonus compensation was in excess of $100,000. The executive officers of the Company covered by the rules for Fiscal 1995 are: Philippe Benacin, the Chief Executive Officer, and Jean Madar, Bruce Elbilia, Wayne C. Hamerling and Terrence Augenbraun.

   Executive compensation packages generally include a base salary, annual incentives tied to individual performance and long term incentives tied to the performance of the Company. In addition, the Company provides a comprehensive medical insurance plan.

   Generally, executive officers have their compensation reviewed annually.

 BASE SALARY

   Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive market place for executive talent. Base salaries for executive officers are reviewed on an annual basis, including those subject to contractual adjustments, and adjustments are determined by evaluating the performance of the Company and of each executive officer, as well as whether nature of the responsibilities of the executive has changed.

   Mr. Benacin, the Chief Executive of the Company and the President of Inter Parfums Holding S.A., the Company's direct French subsidiary, and President of Inter Parfums, S.A., the Company's indirect, operating French subsidiary, is also the President of the Company. Mr. Benacin's base compensation is paid to him in French francs by the Company's French operating subsidiary, and has been determined in accordance with the terms of his employment agreement executed in November 1991. The amount of his base compensation has remained constant; however, when converted to United States dollars, such compensation has decreased as the result of fluctuations in currency exchange rates. As of January 1, 1994 when Mr. Benacin became President of the Company, Mr. Madar became the Director General of Inter Parfums.

   In Fiscal 1995 the base salary of Jean Madar was $175,800, which was paid from Inter Parfums, the Company's operating French subsidiary. Previously, the Chief Executive of the Company based in New York City, Mr. Madar is the Managing Director of Inter Parfums based in Paris. In fiscal year ended December 31, 1994 ("Fiscal 1994") Mr. Madar reduced his base salary from $230,800 in fiscal 1993 to $133,250, because he was going to spend substantially more time in Paris than in New York, and his financial needs in Paris would be substantially less than that in New York City for Fiscal 1995. The Compensation Committee was advised that the French operating subsidiary increased the base salary of Mr. Madar from $133,250 to $175,800, to partially offset the voluntary decrease previously taken.

   In Fiscal 1995, Mr. Elbilia, the executive in charge of export sales for the Company's United States operations, received a base salary of $168,000, an increase of $9,500 or 6.0% from that in Fiscal 1994. Also in Fis-cal 1995, Mr. Hamerling, the executive in charge of wholesale sales, received a nominal increase of $1,055 in his base salary to $157,004. Mr. Augenbraun, the executive officer in charge of marketing name brand fragrances and cosmetics for the Company's domestic operations, had no material change in his base salary.

   The base salary of Mr. Augenbraun, as well as his other remuneration, had been negotiated in Fiscal 1994 in an arms length negotiation prior to the time he commenced working for the Company. Mr. Augenbraun, who has approximately 35 years experience in the industry, was responsible for marketing name brand fragrances and cosmetics such as Prince Matchabelli, Cutex, and Maybeline products, and was previously the Vice President, Marketing at Chesebrough-Ponds, where for the last two (2) years prior to joining the Company his aggregate compensation was in excess of $400,000 per annum.

   During Fiscal 1994, the Compensation Committee had approved the compensation package negotiated with Mr. Augenbraun, which would consist of a base salary of $166,000, bonus of $85,000, commissions equal to $100,000 per annum (based upon internal sales estimates) and options to purchase 10,000 shares at the fair market value. For Fiscal 1995, no increase in base or other compensation was awarded to Mr. Augenbraun.

   After a thorough review, the Chairman of the Board determined that the base salary paid to such executives was fair in the view of their responsibilities, length of service to the Company, performance and compensation levels to peers, as to which the Compensation Committee concurs.

 ANNUAL INCENTIVES

   Messrs. Elbilia and Hamerling have their annual incentives tied to sales, which is directly related to the efficacy and productivity of their areas of responsibility, export sales and wholesale sales, respectively. The predicates for the determination and payment of selling commissions to Messrs. Elbilia and Hamerling were determined in accordance with internal sales and budget projections. Messrs. Elbilia and Hamerling received, in Fiscal 1995, $56,510 and $82,160, respectively, in sales commissions. Mr. Augenbraun received sales commissions equal to $100,000 based upon the compensation package negotiated in 1994, as discussed above.

 LONG TERM INCENTIVES

   The long term incentives are geared towards linking benefits to corporate performance through the grant of stock options. All options are granted with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, and terminate on or shortly after severance of the relationship between the Company and the executive. Unless the market price of the Company's Common Stock increases, corporate executives have will no tangible benefit. Thus, they are provided with the extra incentive to increase individual performance with the ultimate goal of increased overall Company performance. Enhanced executive incentives which result in increased corporate performance tend to build company loyalty.

   In Fiscal 1995, each of Messrs. Madar and Benacin were awarded options to purchase 100,000 shares of Common Stock at the fair market value at the time of grant. The aggregate "potential unrealized value" of such options, calculated in accordance with the rules of the Commission (see the chart entitled "Options Grants in Last Fiscal Year," supra) is approximately $219,298 to $494,592. Such potential rewards are a powerful incentive for increased individual performance, and ultimately increased Company performance. In view of the fact that the two (2) persons most responsible for the Company's operations are Messrs. Madar and Benacin, the Compensation Committee believes such incentives to be fair to both Messrs. Madar and Benacin and to the Company's stockholders.

   In Fiscal 1995 each of Messrs. Elbilia, Hamerling and Augenbraun were awarded options to purchase 9,000 shares of Common Stock at the fair market value at the time of grant. The number of shares for which options were granted was recommend by the Chairman of the Board. Thus, a portion of their compensation was contingent on the success of the Company, and in view of the performance of the Company as a whole and each of the executives individually during Fiscal 1995, the Compensation Committee believes such incentives are fair to both the executives and to the Company's stockholders.

 CONCLUSION

   The Compensation Committee believes that its present policies to date, with its emphasis on rewarding performance, has served to focus the efforts of the Company's executives on the attainment of a high rate of growth and profitability for the Company, which management believes will result in a substantial increase in value to the Company's stockholders.

                                      Francois Heilbronn and Joseph A. Caccamo

                              PERFORMANCE GRAPH


   The following graph compares the performance for the periods indicated in the graph of the Company's Common Stock with the performance of the Nasdaq Market Index and the average performance of a group of the Company's peer corporations consisting of: Alberto-Culver (Class B shares), Alfin, Inc., Aloette Cosmetics Inc., American Safety Razor Co., Avon Products Inc., Beauticontrol Cosmetics, CCA Industries, Inc., Chromatic Color Science, Cosmetic Group, U.S.A., Inc. Del Laboratories Inc., Dep CP Class A shares, Dep CP Class B shares, the Company, Erox Corp., Estee Lauder Cosmetics Inc., French Fragrances, Inc. Gillette Co., Guest Supply Inc., Helene Curtis Inc., Lee Pharmaceuticals, Maybelline Inc., Mem Co., Nutramax Products Inc., Parlux Fragrances Inc., Saint Ives Labs Inc., Stephan Co. and Tristar Corp. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at the beginning of the period indicated in the graph, and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


        |--------------------------------------------------------|
        |                *        *                              |
     490|--------------------------------------------------------|
        |                                                        |
        |                                                        |
     390|--------------------------------------------------------|
        |                                                 *      |
  D     |                                     *           &      |
  O  290|--------------------------------------------------------|
  L     |    *                                                   |
  L     |                                     &           #      |
  A  190|--------------------------------------------------------|
  R     |    &          &         &                              |
  S     |    #          #         #           #                  |
      90|--------------------------------------------------------|
        |                                                        |
        |                                                        |
       0|----|----------|---------|-----------|-----------|------|
            1991      1992      1993        1994         1995

       *=JEAN PHILIPPE   &=MG GROUP INDEX    #=NASDAQ MARKET INDEX

                                1991      1992      1993      1994       1995
                                ----      ----      ----      ----       ----

JEAN PHILIPPE          *        286       516        511       310       336
MG GROUP INDEX         &        173       183        184       228       315
NASDAQ MARKET INDEX    #        128       129        155       163       211

CERTAIN TRANSACTIONS
TRANSACTIONS WITH FRENCH SUBSIDIARIES

   In July 1994 the Company, through its subsidiary, Inter Parfums, acquired the outstanding capital stock of Parfums Jean Desprez, and its wholly-owned subsidiary, Jean Desprez, S.A. for approximately $3.1 million in excess of the tangible assets of the companies acquired.


   The acquisition was funded by Jean Philippe, and is being carried as an advance to its direct French subsidiary, Inter Parfums Holding ("IP Holding"), and is due and payable on July 12, 1999, together with interest at seven percent (7%) per annum on the unpaid principal balance, payable quarterly in arrears, to the date of payment of the principal balance. IP Holding has in turn advanced such funds to Inter Parfums, which are repayable to IP Holding in ten (10) years together with interest at seven percent (7%) per annum. In addition, subject to compliance with applicable French regulatory requirements, the advance is convertible at the option of IP Holding into additional shares of common stock of Inter Parfums at the rate of 86 French francs per share.

   Subsequent to the closing of the sale of the Bal'a Versailles and Revolution 'a Versailles assets in March 1996 IP Holdings intends to repay the sum of $1.575 million to Jean Philippe Fragrances in partial satisfaction of the aforementioned loan.

   In connection with the acquisitions by Inter Parfums of the world-wide rights under the Burberrys License Agreement and the Brosseau License Agreement, Jean Philippe Fragrances, Inc. (the parent company) guaranteed the obligations of Inter Parfums under the Burberrys License Agreement and the distribution agreement for Ombre Rose fragrances.

   Jean Philippe Fragrances and Elite Parfums, Ltd., a wholly-owned subsidiary, have guaranteed the obligations of IP Holdings and Inter Parfums to Republic National Bank of New York (France).

 LOANS TO DIRECTORS

   In February 1996 the Company made a short term loan in the sum of $400,000 to Jean Madar, the Chairman of the Board, together with interest at the rate of five (5%) percent per annum, and the principal amount of such loan was repaid in two (2) weeks. Interest of $770 is paid in April 1996.

   On August 20, 1995 the Company made a bridge loan in the amount of $175,000 to Russell Greenberg, the Chief Financial Officer and a Director, in connection with the sale of his residence and purchase of a new residence, with interest at the rate of four (4%) percent per annum. The sum of $145,000 was repaid four (4) days later. The balance of the loan is repayable $400 per month and prepayable out of the proceeds of any sale of shares of Common Stock of the Company by Mr. Greenberg.

 REPURCHASE OF SHARES FROM OFFICERS AND DIRECTORS

   In August 1995 Philippe Benacin, the President and a Director, exercised a nonqualified stock option to purchase 75,000 shares at $1.33 per share. In connection with the Company's stock repurchase program, the Company purchased such shares at $10.00 per share, which was below the market value at the time of the sale.

   In April 1995 the Company, in connection with the Company's stock repurchase program, purchased from Joseph A. Caccamo, the principal of the general counsel to the Company and a Director, 1,005 shares at $8.625 per share, the fair market value at the time of such sale.

   In September 1995 Mr. Caccamo exercised nonqualified stock options to purchase 5,000 shares at $7.75 per share and 4,000 shares at $7.6875. In connection with the Company's stock repurchase program, the Company purchased such shares at $10.25 per share and $10.1875 per share, respectively, which was below the fair market value at the time of such sales.

 REMUNERATION OF COUNSEL

   Joseph A. Caccamo, a director of the Company, is the principal of Joseph
A. Caccamo Attorney at Law, P.C., general counsel to the Company. Mr. Caccamo's firm was paid $107,223 in legal fees and for reimbursement of disbursements incurred on behalf of the Company during Fiscal 1995, and presently receives a monthly retainer of $7,250 together with reimbursement for expenses. In addition, his firm is of counsel to the law firm of Robson & Miller, LLP, which received an aggregate of fees and disbursements equal to $34,570 during Fiscal 1995.

   On February 1, 1996 in accordance with the terms of the 1994 Plan, Mr. Caccamo was granted an option with a term of five (5) years to purchase 4,000 shares at $8.0625 per share, the fair market value at the time of grant. In addition, Mr. Caccamo receives $500 for each board meeting at which he participates.

                               PROPOSAL NO. 2:
                         RATIFICATION OF SELECTION OF
             RICHARD A. EISNER & COMPANY AS INDEPENDENT AUDITORS

   The Board of Directors has selected the firm of Richard A. Eisner & Company, independent certified public accountants, to audit the accounts for the Company the for fiscal year ending December 31, 1996 ("Fiscal 1996"). The firm of Richard A. Eisner & Company has audited the Company's financial statements since 1991. The Company is advised that neither that firm nor any of its partners has any material direct or indirect relationship with the Company. The Board of Directors considers Richard A. Eisner & Company to be well qualified for the function of serving as the Company's auditors. The Delaware General Corporation Law does not require the approval of the selection of auditors by the Company's stockholders, but in view of the importance of the financial statement to stockholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the stockholders disapprove of the selection, then the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal in view of the familiarity of Richard A. Eisner & Company with the Company's financial and other affairs due to its previous service as auditors for the Company. A representative of Richard A. Eisner & Company is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions. Unless otherwise directed by the stockholder giving the proxy, the proxy will be voted for the ratification of the selection by the Board of Directors of Richard A. Eisner & Company as the Company's independent certified public accountants for Fiscal 1996.

                           STOCKHOLDERS' PROPOSALS

   Proposals of stockholders intended to be presented at the 1997 Annual Meeting of stockholders must be received in writing, by the President of the Company at its offices by February 7, 1997, in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                          By Order of the Board of Directors
                                          Joseph A. Caccamo, Secretary

                        JEAN PHILIPPE FRAGRANCES, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Jean Madar and Philippe Benacin as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.001 par value per share, of Jean Philippe Fragrances, Inc. (the "Company") held of record by the undersigned on June 7, 1996 at the Annual Meeting of stockholders to be held at 551 Fifth Avenue, New York, New York 10176, July 9, 1996 at 10:00 A.M. New York City time, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof. Please mark boxes / / in blue or black ink.

1. Election of five (5) directors: Jean Madar, Philippe Benacin, Russell Greenberg, Francois Heilbronn and Joseph A. Caccamo (Mark only one of the two boxes for this item)

   / / VOTE FOR all nominees named        (OR)      / / VOTE WITHHELD as to all
       above except those who may be                    nomunees named above.
       named on this line:

   ---------------------------------

2.  Proposal to ratify appointment
    of Richard A. Eisner & Company
    as the Company's independent
    certified public accountants:

                      FOR / /       AGAINST / /       ABSTAIN / /


- -------------------------------------------------------------------------------


3. In their discretion, the Proxies Are authorized to vote upon such other business as may properly come before the meeting.

   When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted "FOR" Proposals 1 and 2.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.


                                    Please sign exactly as name appears
                                    hereon. When shares are held by joint
                                    tenants, both should sign. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Dated:______________________________, 1996

                                    X
                                    ------------------------------------------
                                                    Signature
                                    X
                                    ------------------------------------------
                                                  Print Name(s)
                                    X
                                    ------------------------------------------
                                            Signature, if held jointly